CERTIFICATE OF FORMATION

OF

CINTECH LLC

1. The name of the limited liability company is CinTech LLC.

2. The address of its registered  office in the State of Delaware is 1209 Orange
Street,  In the  City of  Wilmington,  County  of New  Castle.  The  name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS  WHEREOF,  the  undersigned  has executed  this  Certificate  of
Formation of CinTech LLC on this 15th day of November, 2000.

                                  CINTECH, LLC

                              By: /s/ Lynn Buckley
                              --------------------
                              Name: Lynn T. Buckley
                            Title: Authorized Person